Exhibit 99.1

Response Biomedical Corp. Announces Fourth Quarter and Fiscal 2014 Financial Results

VANCOUVER, British Columbia – March 16, 2015 - Response Biomedical Corp. (“Response” or “the Company”) (TSX: RBM, OTCQB: RPBIF) today reported financial results for the fourth quarter and year ended December 31, 2014.

Response’s Interim Chief Executive Officer, Dr. Anthony (Tony) Holler, commented on Response’s Q4 2014 performance saying, “This quarter was very significant for Response. Sales in China grew 6% offsetting a decline in sales in the rest of the world due to the timing of shipments. We have now achieved and have received the first two milestones in the Joinstar collaboration and we successfully closed the equity portion of the collaboration in Q4. We were also happy to report that we renegotiated the SVB term loan during the fourth quarter for terms that are better suited to our business. These achievements demonstrate the strength of the current leadership team at Response. Sales outside of China have been disappointing, but we are rebuilding distributor relationships while at the same time focusing more resources on our key market—the major growth opportunity we see in China.”

Dr. Holler added, “Gross margins declined in the quarter versus last year and the previous quarter due primarily to a strategic decision to increase our customer base through aggressive promotional reader placements along with changes in our product mix and higher inventory provisions. We expect that the promotional reader placements will result in greater usage of our cardiac tests in 2015 and beyond as our distributors place these readers in hospitals. We are now implementing additional efficiencies in manufacturing and purchasing which, together with positive exchange fluctuations, we anticipate will have a favorable future impact on our margins after our current promotional reader efforts are completed.”

Financial highlights for fiscal year 2014 include the following:

●	Signed a co-development collaboration and a long–term supply agreement with Hangzhou Joinstar Biomedical Technology Co. Ltd. (“Joinstar”)

●	Restructured RAMP® product distribution network in China with minimal disruption to sales revenue

●	Completed a private placement for net proceeds of $2.0 million related to the Joinstar collaboration

●	Re-negotiated US$1.4 million Term Loan with Silicon Valley Bank (“SVB”)

●	Total 2014 revenue of $11.0 million, down 4% compared with $11.5 million in 2013

●	2014 Gross margin of 38.6%, down 4.3 percentage points compared with 42.9% in 2013 primarily related to promotional reader placements and product mix

●

2014 GAAP Net loss of $(2.1 million), or $(0.26) per share, compared with $(6.0 million), or $(0.89) per share in 2013. Excluding the non-cash warrant liability valuation adjustment, 2014 Adjusted Net loss, a non-GAAP financial measure was $(6.1 million) compared with $(3.9 million) in 2013

●	Adjusted 2014 EBITDA loss, a non-GAAP financial measure, of $(4.0 million), compared with $(1.7 million) in 2013

Financial highlights for the 2014 fourth quarter include the following:

●	Total Q4 revenue of $3.2 million, up 1% from $3.1 million in Q4 2013

●	Q4 Gross margin of 32.9%, down 14.3 percentage points, compared with 47.2% in Q4 2013 primarily related to promotional reader placements

●

Q4 2014 GAAP Net income of $0.1 million, or $0.03 per share, compared with $3.2 million, or $0.43 per share in Q4 2013. Excluding the non-cash warrant liability valuation adjustment, Q4 2014 Adjusted Net loss was $(1.6 million) compared with $(0.8 million) in Q4 2013

●	Adjusted Q4 2014 EBITDA loss of $(1.1 million), compared with $(0.2 million) in Q4 2013

Financial results for the year ended December 31, 2014

●

Product sales decreased 6% to $10.8 million for the year ended December 31, 2014 compared to $11.5 million in the prior year. This decrease was offset partially by collaborative revenue of $0.2 million related to the Joinstar collaboration signed in Q4 2014. Cardiovascular test sales decreased by 2.6%, or $0.3 million, primarily the result of reduced sales in China during the year as a result of large initial stocking orders placed in Q4 2013 due to the transition to new distribution partners at the end of last year. Infectious Disease, West Nile Virus and Biodefense sales decreased 29%, or $0.4 million, compared to 2013 primarily due to lower sales of Influenza tests in 2014.

●

Gross margin on product sales decreased to 38.6% for the year ended December 31, 2014, compared to a gross margin of 42.9% in the same period of 2013. This decrease is primarily due to a change in product mix, higher inventory provisions and increased promotional reader placement programs implemented during 2014.

●

Operating expenses increased by 15% to $9.4 million for the year ended December 31, 2014 compared to $8.1 million in the prior year. The increase is primarily due to increased spending in research and development for clinical and regulatory work in 2014 and one-time severance costs incurred during the year as a result of the departures of our Chief Executive Officer and Senior Vice President of Worldwide Sales and Marketing.

●

As a result of the changes described above, Adjusted EBITDA for the year ended December 31, 2014 was negative $4.0 million compared to negative $1.7 million in the prior year. Adjusted EBITDA excludes, for the applicable periods, interest expense, interest income, income tax, depreciation and amortization, stock-based compensation expense, and the non-cash unrealized gain or loss on the revaluation of the warrant liability. We believe that this non-GAAP measure may be useful to investors to analyze the results of our business as it excludes the often large quarterly non-cash gains and losses associated with revaluations of our warrant liability— these gains and losses are driven by stock price changes and are unrelated to our business operations and cash flows. A reconciliation between net loss and comprehensive loss and Adjusted EBITDA is included below.

●

GAAP Net loss for the year ended December 31, 2014 totaled $2.1 million, or $0.26 per basic and diluted share, compared to a $6.0 million GAAP Net loss, or $0.89 per basic and diluted share, in the prior year. The decrease in the loss was primarily due to a $6.1 million increase in the unrealized gain on revaluation of the warrant liability offset by the decrease in product sales, gross margin on product sales, and increase in operating expenses mentioned above.

●

Adjusted Net loss for the year ended December 31, 2014 increased by $2.2 million to $6.1 million from $3.9 million in the prior year. We also believe that this non-GAAP measure, along with Adjusted EBITDA, may be useful to investors to analyze the results of our business because it excludes the often volatile, non-cash unrealized change in the valuation of the Company’s warrant liability. A reconciliation between Net loss and comprehensive loss and Adjusted Net loss is included below.

●	Cash and cash equivalents as of December 31, 2014 were $3.2 million compared to $3.0 million as of December 31, 2013.

Financial results for the three months ended December 31, 2014

●

Product sales decreased 5% to $3.0 million for the quarter ended December 31, 2014 compared to $3.1 million for the same quarter in 2013 offset by an increase in collaborative revenue from the Joinstar collaboration of $0.2 million.

●

Gross margin decreased to 32.9% for the quarter ended December 31, 2014 compared to a gross margin of 47.2% in the same quarter of 2013. This decrease is primarily due to reader placement promotions implemented in the fourth quarter and an increase in inventory provisions made in 2014.

●

Operating expenses increased by 10% to $2.3 million for the quarter ended December 31, 2014 compared to $2.1 million in the same quarter of 2013. This increase is primarily due to increased legal costs related to the documentation of our collaboration with Joinstar and increased clinical costs due to the completion of clinical studies in 2014.

●	As a result of the changes described above, Adjusted EBITDA for the quarter ended December 31, 2014 decreased to negative $1.1 million compared to negative $0.2 million in the same quarter of 2013.

●

GAAP Net income for the quarter ended December 31, 2014 totaled $0.1 million, or $0.03 per basic and diluted share compared to a $3.2 million GAAP Net income, or $0.43 per basic share and a $0.10 loss per diluted share, in the comparative 2013 period. The decrease in GAAP Net income was primarily due to a $2.3 million decrease in the unrealized gain on revaluation of the warrant liability offset by the decrease in gross margin and increase in operating expenses mentioned above.

●	Adjusted Net loss increased by $0.8 million to $1.6 million from $0.8 million in the comparable quarter in 2013.

For a further discussion of the Company’s financial results for the third quarter and fiscal year ended December 31, 2014, please refer to the Company’s consolidated financial statements and related Management Discussion and Analysis, which can be found at www.responsebio.com, SEDAR (Canada) www.sedar.com or EDGAR (U.S.) www.sec.gov/edgar/searchedgar/webusers.htm. Information at these sites is typically available within 72 hours of the distribution of the news release.

Non-GAAP Financial Measures

Management has presented its operating results in accordance with United States Generally Accepted Accounting Principles (GAAP) and on an “adjusted” (or non-GAAP) basis for the three months and year ended December 31, 2014 and 2013. We believe that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP. These measures may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures. Further, our reconciliation of GAAP Net loss and comprehensive loss to Adjusted EBITDA and Adjusted Net loss are included in the tables below to facilitate a reader’s understanding of the impact of these adjustments to our GAAP financial results and are not intended to place any undue prominence on our Adjusted EBITDA and/or our Adjusted Net loss.

About Response Biomedical Corp.

Response develops, manufactures and markets rapid on-site diagnostic tests for use with its RAMP® platform for clinical, biodefense and environmental applications. RAMP® represents a unique paradigm in diagnostics that provides reliable, quality results in minutes. The RAMP® platform consists of a reader and single-use disposable test cartridges and has the potential to be adapted to any other medical and non-medical immunoassay based test currently performed in laboratories. Response clinical tests are commercially available for the aid in early detection of heart attack, congestive heart failure, influenza A and B and RSV. In the non-clinical market, RAMP® tests are currently available for the environmental detection of West Nile Virus antigen and for Biodefense applications including the rapid on-site detection of anthrax, smallpox, ricin and botulinum toxin. Response is a publicly traded company listed on the TSX under the trading symbol "RBM" and quoted on the OTCQB under the symbol "RPBIF". For further information, please visit the Company's website at www.responsebio.com.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about Response Biomedical Corp. Examples of forward-looking statements in this press release include statements regarding our belief that this quarter was very significant for Response, that the terms of the renegotiated term loan with SVB are better suited to our business, that our achievements in the quarter are an indication of the strength of the current leadership team at Response and that we are rebuilding our distributor relationships while at the same time focusing significant resources on our key market—the major growth opportunity we see in China, our expectation that the aggressive promotional reader placements will increase our customer base and result in greater usage of our cardiac tests in 2015 and beyond as our distributors place these readers in hospitals and our belief that the additional efficiencies we are now implementing in manufacturing and purchasing, along with positive exchange fluctuations will continue to be favorable to our margins after our current promotional reader efforts are completed. These statements are only predictions based on our current expectations and projections about future events. Although we believe the expectations reflected in such forward-looking statements, and the assumptions upon which such forward-looking statements are made, are reasonable, there can be no assurance that such expectations will prove to be correct and if such expectations are not met, our business may suffer.

Readers should not place undue reliance on these statements. Actual events or results may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many factors may cause the Company’s actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual report on Form 10-K, our quarterly reports on Form 10-Q, our Current Reports on Form 8-K, our Annual Information Form and other filings with the Securities and Exchange Commission and Canadian securities regulatory authorities.

The forward-looking statements contained in this news release are current as of the date hereof and are qualified in their entirety by this cautionary statement. Except as expressly required by applicable securities laws, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Selected Financial Data (in thousands of Canadian dollars except per share data):

	Three Months Ended December 31		Year Ended December 31
	2014	2013	2014	2013
Product sales	$2,993	$3,134	$10,828	$11,531
Collaborative revenue	186	-	186	-
Total revenue	$3,179	$3,134	$11,014	$11,531
Cost of sales	2,008	1,654	6,647	6,588
Gross profit on product sales	$985	$1,480	$4,367	$4,943
Gross margin on product sales	32.9%	47.2%	38.6%	42.9%
Operating expenses	2,256	2,052	9,400	8,147
Other expenses (excluding unrealized loss (gain) on revaluation of warrant liability)	304	197	1,059	680
Adjusted net loss	$(1,575)	$(769)	$(6,092)	$(3,884)
Unrealized loss (gain) on revaluation of warrant liability	(1,652)	(3,941)	(4,002)	2,114
Net income (loss) and comprehensive income (loss) for the period	$77	$3,172	$(2,090)	$(5,998)
Earnings (loss) per share - basic	$0.03	$0.43	$(0.26)	$(0.89)
Earnings (loss) per share - diluted	$0.03	$(0.10)	$(0.26)	$(0.89)

Reconciliation of GAAP Net Loss to Adjusted EBITDA (in thousands of Canadian dollars):

	Three Months Ended December 31		Year Ended December 31
	2014	2013	2014	2013
Adjusted EBITDA	$(1,072)	$(235)	$(3,960)	$(1,681)
Interest expense and amortization of deferred financing costs and debt discount	225	171	874	696
Interest income	(4)	(5)	(15)	(15)
Income tax expense	19	14	68	41
Depreciation and amortization	209	200	824	821
Stock-based compensation	54	154	381	660
Unrealized loss (gain) on revaluation of warrant liability	(1,652)	(3,941)	(4,002)	2,114
Net income (loss) and comprehensive income (loss) for the period	$77	$3,172	$(2,090)	$(5,998)

Reconciliation of Adjusted Net Loss to GAAP Net Loss (in thousands of Canadian dollars):

	Three Months Ended December 31		Year Ended December 31
	2014	2013	2014	2013
Adjusted net loss	$(1,575)	$(769)	$(6,092)	$(3,884)

Unrealized loss (gain) on revaluation of warrant liability	(1,652)	(3,941)	(4,002)	2,114
Net income (loss) and comprehensive income (loss) for the period	$77	$3,172	$(2,090)	$(5,998)

For further information, please contact:

Response Biomedical Corp.:
W.J. (Bill) Adams, 604-456-6010
Chief Financial Officer

ir@responsebio.com